ESCROW AGREEMENT

This Escrow Agreement (the "Agreement") dated as of September 28, 2010 is by and between, Hazlo! Technologies, Inc. (the “Company”), and U.S. Bank National Association (the "Escrow Agent"), known collectively herein as the “Parties”).

RECITALS

The Company desires to establish an account with the Escrow Agent into which certain monies will be deposited and held in escrow until a minimum of $25,000 has been raised in connection with that certain Subscription Agreement associated with the Company’s initial public offering, to be filed on Form S-1 with the SEC on or about October 31, 2010 by individuals or entities being parties to these documents.

U.S. Bank National Association has agreed to act as Escrow Agent on behalf of the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises the Parties agree as follows:

1.

ESCROW FEES: The Company hereby agrees to pay the Escrow Agent an advance payment for ordinary services rendered hereunder (the "Escrow Fee") which shall be calculated in accordance with the Escrow Agent's fee schedule attached as Exhibit A.  The Company further agrees to pay the Escrow Agent reasonable fees, which shall be agreed upon between the Parties, for any services in addition to those provided for herein to the extent that the Company has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

2.

DEPOSITS:  The Company shall deliver or cause to be delivered to the Escrow Agent all wires, checks, and drafts ("Subscription Payments") received by the Company from the Subscribers in connection with the Offering. All Subscription Payments shall be made payable to U.S. Bank National Association Escrow Agent for Hazlo! Technologies, Inc.

3.

INVESTMENT OF FUNDS:  All Subscription Payments shall be cleared and held in a U.S. Bank Money Market Account, which is FDIC insured.

4.

TERMINATION DATE:  For the purpose of this Agreement, the "Termination Date" shall be at the close of business, unless extended by the Company in accordance with the Letter of Agreement, on October 31, 2011.

5.

DISBURSEMENT OF FUNDS:

(a)

TERMINATION OF THE OFFERING:  If the Escrow Agent has not received on or before the Termination Date, Subscription Payments in aggregate amount of at least $25,000, then the Escrow Agent shall proceed as directed by the Company.  The Escrow Agent, if so directed, shall release all Subscription Payments on such funds and any corresponding Subscription Documents, to each Subscriber respectively, at the address, or to the wiring instructions given by such Subscriber in the Subscription Agreement

(b)  CLOSING OF OFFERING:  If the Escrow Agent has received on or before the termination date, Subscription Payments in an aggregate amount of not less than $25,000, and written acceptance of each Subscriber by the Company, then the Escrow Agent shall disburse all Subscription Payments to the Company in immediately available funds in accordance with the Company’s instructions.

6.

COLLECTED FUNDS:  No Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

7.

LIABILITY OF ESCROW AGENT:  In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Company, any Subscriber or any Party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative’s authority.  In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

8.

FEES AND EXPENSES:  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid.  The Company promises to pay these sums upon demand.  Unless otherwise provided, the Company will pay all of the Escrow Agent's usual charges and the Escrow Agent may deduct such sums from the funds deposited.

9.

CONTROVERSIES:  If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for interest or damage.  Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10.

INDEMNIFICATION OF ESCROW AGENT:  The Company and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.  The Escrow Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

11.

RESIGNATION OF ESCROW AGENT:  The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  The Company shall use its best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice.  If the Company fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Arizona.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

12.

AUTOMATIC SUCCESSION:  Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

13.

TERMINATION:  This Agreement shall terminate upon the completion of the conditions of Sections 5(a) or 5(b) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

14.

MISCELLANEOUS:

(a)  GOVERNING LAWS:  This Agreement is to be construed and interpreted according to Arizona law.

(b)  COUNTERPART:  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)  NOTICES:  All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier, or telecopies as follows:

If to the Company:

If to the Escrow Agent:

Hazlo! Technologies, Inc.

US Bank National Association

9181 S Antler Crest Drive

101 N First Avenue, Suite 1600

Vail, AZ 85641

Phoenix, AZ 85003

Attn: Michael Klinicki

Attn: Mary Ambriz-Reyes

Phone: (520) 275-8129

Phone: (602) 257-5430

Fax:

None

Fax: (602) 257-5433

(d)

AMENDMENTS:  This Agreement may be amended by written notice signed by the Company, except that Section 7 through Section 13 may be amended only with the consent of the Escrow Agent.

The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Securities offered for sale by the Company.  The Company further agrees that it will insert in any prospectus, offering circular, advertisement, subscription agreement or other document made available to prospective purchasers of the Securities the following statement in bold face type:  "U.S. Bank National Association is acting only as an escrow agent in connection with the Offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities", and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document at least 5 business days prior to its distribution to prospective Subscribers.

The undersigned acknowledges that U.S. Bank National Association is acting only as an escrow agent in connection with the offering of the Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities.

Hazlo! Technologies, Inc.

U.S. Bank National Association

Escrow Agent

/s/ Michael A. Klinicki

/s/ Mary J. Ambriz-Reyes

_____________________________

__________________________

By:

Michael A. Klinicki, Director

By: Mary J. Ambriz-Reyes, Vice President

Date:  10/6/10

Date: 10/14/10